                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                              (AMENDMENT NO.     )
                                             ----


                                PriceSmart, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                         Common Stock $0.0001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                   741511109
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                  July 7, 2000
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


---------------
          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 741511109                     13G            PAGE   2   OF   11  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          PSC, S.A.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Panama
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    679,500
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   679,500
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          679,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          DO NOT CHECK BOX
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.89%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 741511109                     13G            PAGE   3   OF   11  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Edgar Zurcher
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Costa Rica
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     679,500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               679,500
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          679,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          DO NOT CHECK BOX
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.89%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 741511109                     13G            PAGE   4   OF   11  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Mario Rapaccioli
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Nicaraguaa
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     679,500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               679,500
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          679,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          DO NOT CHECK BOX
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.89%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 741511109                     13G            PAGE   5   OF   11  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          John Keith
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Costa Rica
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     679,500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               679,500
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          679,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          DO NOT CHECK BOX
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.89%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 741511109                     13G            PAGE   6   OF   11  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Alberto Bonetti
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Dominican Republic
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     679,500
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               679,500
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          679,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          DO NOT CHECK BOX
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.89%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 741511109                     13G            PAGE   7   OF   11  PAGES
         ---------------------                              -----    -----

[ ] ITEM 1 (A) NAME OF ISSUER:

         PriceSmart, Inc. (the "Issuer").

[ ] ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         4649 Morena Boulevard, San Diego, California 92117

    ITEM 2 (A) NAME OF PERSON FILING:

         The names of the persons filing this statement (the "Reporting Persons") are PSC, S.A. ("PSC"), Edgar Zurcher, Mario Rapaccioli, John Keith and Alberto Bonetti.

    ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

         The address of the principal office of each of the Reporting Persons is P.O. Box 0832-1384 World Trade Center, Panama, Republic of Panama.

    ITEM 2 (C) CITIZENSHIP:

         PSC is a Panama corporation. Messrs. Zurcher, Rapaccioli, Keith and Bonetti are citizens of Costa Rica, Nicaragua, Costa Rica and Dominican Republic, respectively.

    ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

         This statement relates to Common Stock, $0.0001 par value of the Issuer ("Common Stock").

    ITEM 2 (E) CUSIP NUMBER: 741511 10 9

    ITEM 3 If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP NO. 741511109                     13G            PAGE   8   OF   11  PAGES
         ---------------------                              -----    -----

         (e) [ ] An investment advisor in accordance with Section
240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with
Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with
Section 240.13d-1(b)(1)(ii)(G);


         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

    Item 4.   OWNERSHIP:

         (a)-(b) The Reporting Persons have been advised by the Issuer that, as of July 7, 2000, there were 6,238,264 shares of Common Stock issued and outstanding. PSC beneficially owns 679,500 shares of Common Stock (the "Shares") which represents approximately 10.89% of the Common Stock issued and outstanding as of July 7, 2000. Each of Messrs. Zurcher, Rapaccioli, Keith and Bonetti, through their relationship as director-shareholders of PSC, may be deemed to beneficially own all of such 679,500 Shares, representing approximately 10.89% of the Common Stock issued and outstanding as of July 7, 2000, since Messrs. Zurcher, Rapaccioli, Keith and Bonetti have shared power to dispose or direct the disposition of and the shared power to vote or direct the vote of the Shares.

         (c) PSC has sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of the 679,500 Shares. Messrs. Zurcher, Rapaccioli, Keith and Bonetti have the shared power to dispose or direct the disposition of and the shared power to vote or direct the vote of the 679,500 Shares.

Messrs. Zurcher, Rapaccioli, Keith and Bonetti expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

    ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            This item is not applicable.

CUSIP NO. 741511109                     13G            PAGE   9   OF   11  PAGES
         ---------------------                              -----    -----


    ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by the Reporting Persons.

    ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            This item is not applicable.

    ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            See Exhibit A attached hereto.

    ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

            This item is not applicable.

    ITEM 10   CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 741511109                     13G            PAGE  10   OF   11  PAGES
         ---------------------                              -----    -----

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

    Date: July 7, 2000

PSC, S.A.

By: /s/ Edgar Zurcher
   ----------------------------
Name: Edgar Zurcher
Title: President and General Manager

/s/ Edgar Zurcher
--------------------------------
Edgar Zurcher

/s/ Mario Rapaccioli
--------------------------------
Mario Rapaccioli

/s/ John Keith
--------------------------------
John Keith

/s/ Alberto Bonetti
--------------------------------
Alberto Bonetti

CUSIP NO. 741511109                     13G            PAGE  11   OF   11  PAGES
         ---------------------                              -----    -----


                                    EXHIBIT A

                        Agreement Relating to the Filing
                       of Joint Statements on Schedule 13G
                            Pursuant to Rule 13d-1(k)

    It is agreed among the undersigned that the Schedule 13G Statement to which this document is attached as Exhibit A is filed on behalf of each of the undersigned as provided in Rule 13d-1(k) of the General Rules and Regulations of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

    Dated: July 7, 2000

PSC, S.A.

By: /s/ Edgar Zurcher
    ----------------------------------
Name: Edgar Zurcher
Title: President and General Manager

/s/ Edgar Zurcher
--------------------------------------
Edgar Zurcher

/s/ Mario Rapaccioli
--------------------------------------
Mario Rapaccioli

/s/ John Keith
--------------------------------------
John Keith

/s/ Alberto Bonetti
--------------------------------------
Alberto Bonetti